Exhibit 99.1

To the Holders of
Trust Certificates (TRUCs), Series 2001-2
 *CUSIP: 89826S202

In accordance with Section 4.03 of the Standard Terms for Trust Agreements dated as of June 19, 2001 as supplemented by the Series Supplement Trust Certificates (TRUCs) Series 2001-2 Trust dated as of July 10, 2001 between Bear Stearns Depositor Inc., as Depositor, and U.S. Bank Trust National Association, as Trustee, U.S. Bank Trust National Association, as Trustee of the Trust Certificates (TRUCs), Series 2001-2 Trust hereby gives notice with respect to the final full redemption distribution occurring on March 28, 2016 (the “Final Distribution Date”) as follows:

(i)	the amount received by the Trustee from the exercising Call Warrant holders in respect of principal, interest and premium in connection with the exercise of their right to purchase the remaining $500,000 principal amount of the Underlying Securities on the Final Distribution Date is as follows:

Principal portion of Call Price received:	$499,500.00
Premium:	$0.00
Interest portion of Call Price received:	$11,578.13

(ii)	the amount of the distribution on the Final Distribution Date to holders of 19,980 TRUCs called for redemption allocable to principal of and premium, if any, and interest or dividends was as follows:

Class A-1
Principal:	$499,500.00
Principal per $25 unit:	$25.00
Premium:	$0.00
Interest:	$11,525.96
Interest per $25 unit:	$0.576874875
Dividends:	$0.00
Dividends Per $25 unit:	$0.00

(iii)	the Trustee received no compensation from the Trust for the period relating to the Final Distribution Date, however, $52.17 (or $0.000314072 per $25 unit redeemed) was remitted to the Depositor for the payment of Trust Expenses in accordance with Section 5 (a) (i) (3) of the Series Supplement.

(iv)	After giving effect to the Call Warrant exercise, the Underlying Securities remaining in the Trust are $0 principal amount of IBM Corp. 7.125% Debentures due December 1, 2096 (*CUSIP: 459200AP6) and the current rating of such Underlying Securities by Standard & Poor’s Ratings Services is “AA-” and by Moody’s Investors Service, Inc. is “Aa3”. International Business Machines Corporation, the issuer of the Underlying Securities, is subject to the information reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The Securities and Exchange Commission (the "Commission") maintains a site on the World Wide Web at "http://www.sec.gov" at which users can view and download copies of reports, proxy and information statements and other information filed electronically through the electronic data gathering, analysis and retrieval (EDGAR) system.  Periodic reports and other information required to be filed pursuant to the Exchange Act by International Business Machines Corporation may be accessed on this site.  Neither Bear Stearns Depositor Inc. nor the Trustee has participated in the preparation of such reporting documents, or made any due diligence investigation with respect to the information provided therein.  Neither Bear Stearns Depositor Inc. nor the Trustee has verified the accuracy or completeness of such documents or reports.  There can be no assurance that events affecting International Business Machines Corporation or the Underlying Securities have not occurred or have not yet been publicly disclosed which would affect the accuracy or completeness of the publicly available documents described above.

(v)	the aggregate Certificate Principal Balance of the TRUCs remaining at the close of business on the Full Redemption Distribution Date was as set forth below:

Class A-1 $0 (0 $25 units)

U.S. Bank Trust National Association, as Trustee
 March 28, 2016

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness.  It is included solely for the convenience of the Holders.